Exhibit 16.1

March 31, 2014

Dear Sirs/Madams:

We have read Item 4.01 of Indigo-Energy. Inc.'s Form 8-K dated March 26, 2014, and have the following comments:

l.	We agree with the statements made in Item 4.01 in the Form 8·K, dated March 26. 2014.
2.	We have no basis on which to agree or disagree with the statements made in the final paragraph with respect to the engagement of the successor audit firm.

Yours truly,

Excelsis Accounting Group

1495 Ridgeview Drive, Ste 200, Reno, Nevada 89519

Tel: 775.332.4200 Fax: 775.332.4210

www.excelsisaccounting.com